UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 27, 2018

QUAINT OAK BANCORP, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-52694	35-2293957
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Knowles Avenue, Southampton, Pennsylvania	18966
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(215) 364-4059

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01          Entry into a Material Definitive Agreement.

On December 27, 2018, Quaint Oak Bancorp, Inc. (the “Company”) entered into a Subordinated Note Purchase Agreement (the “Purchase Agreement”) with six (6) qualified institutional buyers and institutional accredited investors under which the Company issued an aggregate of $8.0 million of fixed-to-floating rate subordinated notes due December 31, 2028 (the “Notes”) in a private placement.  The Company expects to receive approximately $7.85 million in net proceeds after deducting issuance costs.

The Notes accrue interest at a fixed interest rate of 6.50% per year for the first five years of their term.  For the remaining five years of their term, the Notes bear interest at a floating rate of three-month LIBOR plus 3.752%. The Notes are not convertible into common stock or preferred stock, and are not subject to redemption at the option of the holders.  The Company has the right to redeem the Notes, in whole or in part, without premium or penalty, at any time on or after December 27, 2023; in addition, the Company is allowed to redeem the Notes prior to that date upon the occurrence of certain events.

If certain events of default occur, such as the bankruptcy of the Company, the holder of a Note may declare the principal amount of the Note to be due and immediately payable. Except under such limited circumstances, there is no right of acceleration in the case of a default under the Purchase Agreement or the Notes. The Notes are unsecured obligations subordinate and junior in right of payment to all of the Company’s existing and future senior indebtedness, whether secured or unsecured, including claims of depositors and general creditors, and rank equally in right of payment with any unsecured, subordinated indebtedness that the Company may incur in the future that rank equally with the Notes.

The Notes are intended to qualify as Tier 2 capital for regulatory purposes. The Company expects to use the net proceeds from the sale of the Notes for general corporate purposes, including for the provision of additional liquidity and working capital.

The Notes were offered and sold in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D promulgated thereunder. Accordingly, the Notes were offered and sold exclusively to persons who are “qualified institutional buyers,” as such term is defined in Rule 144A and  “accredited investors” within the meaning of Rule 501(a) of Regulation D.

The foregoing descriptions of the Purchase Agreement and the Notes do not purport to be complete and are qualified in their entirety by reference to the forms of the Purchase Agreement and the Notes which are attached hereto as Exhibits 10.1 and 4.1, respectively, and are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01          Other Events.

On December 27, 2018, the Company issued a press release regarding the offering of Notes.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01          Financial Statements and Exhibits

(a)          Not applicable.

(b)          Not applicable.

(c)          Not applicable.

(d)          Exhibits.

Exhibit No.	Description
4.1	Form of Subordinated Note
10.1	Form of Subordinated Note Purchase Agreement
99.1	Press release dated December 27, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QUAINT OAK BANCORP, INC.

Date: December 28, 2018	By:	/s/Diane J. Colyer
Diane J. Colyer Senior Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Subordinated Note
10.1	Form of Subordinated Note Purchase Agreement
99.1	Press release dated December 27, 2018